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                                                                   Exhibit 99.5

                                    CONSENT
                                      OF
                    CREDIT SUISSE FIRST BOSTON CORPORATION

Board of Directors
Chase Industries Inc.
14212 County Road M-50
Montpelier, OH

Members of the Board:
We hereby consent to the inclusion of our opinion letter, dated May 7, 2002, to the Board of Directors of Chase Industries Inc. ("Chase") as Annex 4 to the Joint Proxy Statement/Prospectus of Chase and Olin Corporation ("Olin") which forms a part of this Registration Statement on Form S-4 relating to the proposed merger of Plumber Acquisition Corp., a wholly owned subsidiary of Olin, with and into Chase and references made to such opinion in the Joint Proxy Statement/ Prospectus under the captions: "The Summary", "Background to the Merger", "Chase Reasons for the Merger and the Chase Board of Directors' Recommendation" and "Opinion of Chase's Financial Advisor." In giving such consent, we do not admit that we come within the category of persons whose consent is required under, nor do we admit that we are "experts" for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

CREDIT SUISSE FIRST BOSTON CORPORATION

/S/  CREDIT SUISSE FIRST BOSTON

May 23, 2002